Exhibit 10.127

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of August      , 2006 by and among HALO Technology Holdings, Inc., a Nevada corporation (“Acquiror”), Tenebril Acquisition Sub, Inc., a Delaware corporation (“Merger Sub”) and wholly-owned subsidiary of Acquiror, Tenebril Inc., a Delaware corporation (“Target”), and, solely with respect to Section 7 hereof, Sierra Ventures, as agent for the Target stockholders (the “Stockholders’ Agent”).

RECITALS

A. The Boards of Directors of each of Target, Acquiror and Merger Sub have determined it to be advisable and in the best interests of each company and its respective stockholders that Acquiror acquire Target through the statutory merger of Target with and into Merger Sub (the “Merger”) and, in furtherance thereof, have approved this Agreement and declared its advisability.

B. Pursuant to the Merger, among other things, the outstanding shares of Target’s Common Stock, par value $0.0001 per share (“Target Common Stock”), Target’s Class A Common Stock, par value $0.01 per share (“Target Class A Common Stock”), Target’s Series A Preferred Stock, par value $0.01 per share (“Target Series A Preferred Stock”) and Target’s Series B Preferred Stock, par value $0.01 per share (“Target Series A Preferred Stock” and, together with the Target Common Stock, the Target Class A Common Stock and the Target Series A Preferred Stock, the “Target Capital Stock”) shall be converted into the right to receive the Aggregate Merger Consideration (as defined in Section 2.6(a)) upon the terms and subject to the conditions set forth herein.

C. Target, Acquiror and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the parties), intending to be legally bound hereby, the parties agree as follows:

1. Definitions.

1.1 Certain Defined Terms. As used in this Agreement, the following terms have the meanings set forth in the Sections referenced below:

S.CONTDefinition Location

2. The Merger.

2.1 The Merger. At the Effective Time, and upon the terms and subject to the conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into Target, the separate corporate existence of Merger Sub shall cease, and Target shall continue as the surviving corporation and as a wholly-owned subsidiary of Acquiror. The surviving corporation in the Merger is sometimes referred to herein as the “Surviving Corporation.”

2.2 Closing; Effective Time. The parties hereto shall consummate the Merger and the transactions contemplated hereby at a closing (the “Closing”) to be held immediately after the execution and delivery of this Agreement by the parties hereto at the offices of DLA Piper Rudnick Gray Cary US LLP, 1775 Wiehle Avenue, Suite 400, Reston, Virginia 20190, unless another time and/or place is mutually agreed upon in writing by Acquiror and Target. The date upon which the Closing actually occurs is herein referred to as the “Closing Date.” On the Closing Date, the certificate of merger (the “Certificate of Merger”), substantially in the form of Exhibit A hereto, shall be duly prepared and executed by the Surviving Corporation and thereafter delivered to the Secretary of State of the State of Delaware for filing, as provided in Section 251 of Delaware Law, on the Closing Date. The parties shall make all other filings required under Delaware Law, and the Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State, or at such later time as may be agreed by Acquiror and Target and stated in the Certificate of Merger (the date and time of such filing (or stated later time, if any) being referred to herein as the “Effective Time”).

2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Target and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.4 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the Certificate of Incorporation of Target shall be amended and restated in its entirety to be identical with the certificate of incorporation of Merger Sub in effect prior to the Effective Time and, as so amended, shall constitute the certificate of incorporation of the Surviving Corporation until thereafter amended.

(b) The Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation at the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

2.5 Directors and Officers. At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, to serve until their respective successors are duly elected or appointed and qualified.

2.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Target or any holder of Target Capital Stock, each share of Target Capital Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares and any shares owned by Acquiror, Target or any direct or indirect wholly-owned subsidiary thereof) shall be canceled and extinguished and shall be converted automatically into the right to receive, upon the terms and subject to the conditions set forth below and throughout this Agreement:

(a) Purchase Price. Upon the surrender of the certificate representing such share of Target Capital Stock in accordance with Section 2.7 and this Section 2.6, Acquiror shall issue to each Target stockholder a promissory note in the form attached hereto as Exhibit C (each, a “Promissory Note” and collectively, the “Promissory Notes”) in the original principal amount set forth opposite such Target stockholder’s name under the heading “Promissory Note Amount” on Exhibit D attached hereto (the “Promissory Note Amount”). The aggregate original principal amount of all Promissory Notes issued by Acquiror shall be equal to $3,000,000 (the “Aggregate Merger Consideration”). The original principal amount of each Target stockholder’s Promissory Note shall be equal to such Target Stockholder’s Share Percentage set forth opposite such Target stockholder’s name under the heading “Share Percentage” on Exhibit D attached hereto (the “Share Percentage”), multiplied by the Aggregate Merger Consideration.

(b) Cancellation of Target Common Stock Owned by Acquiror. At the Effective Time, each share of Target Capital Stock owned by Acquiror or any direct or indirect wholly-owned subsidiary of Acquiror immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

(c) Target Stock Options. At the Effective Time, all options to purchase Target Common Stock then outstanding under the Target Option Plan (as defined in Section 3.5) at the Effective Time, whether vested or unvested, shall be terminated and cancelled and shall not be assumed by Acquiror.

(d) Capital Stock of Merger Sub. At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

(e) Dissenters’ Rights. Notwithstanding any provision of this Agreement to the contrary, any  shares of Target Capital Stock held by a holder that has demanded and perfected dissenters’ rights for such  shares in accordance with Delaware Law and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters’ rights (“Dissenting Shares”) shall not be converted into or represent the right to receive the Aggregate Merger Consideration pursuant to this Section 2.6, but the holder thereof shall only be entitled to such rights as are granted by Delaware Law. Notwithstanding the provisions of Section 2.6(e), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) his, her or its appraisal or dissenter’s rights, then, as of the later of the Effective Time and the occurrence of such event, such holder’s Dissenting Shares shall then cease to be Dissenting Shares and shall automatically be converted into and represent only the right to receive, upon surrender by such holder of a certificate or certificates (the “Certificates”) representing  shares of Target Capital Stock, the portion of the Aggregate Merger Consideration to which such holder would otherwise be entitled under this Section 2.6 and the Certificate of Merger.

2.7 Surrender of Certificates.

(a) Exchange Agent. Acquiror shall act as exchange agent (the “Exchange Agent”) in the Merger.

(b) Exchange Procedures. Promptly (and no later than one business day) after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a Certificate or Certificates that immediately prior to the Effective Time represented outstanding shares of Target Capital Stock, whose shares were converted into the right to receive a portion of the Aggregate Merger Consideration pursuant to Section 2.6, (i) a letter of transmittal; and (ii) instructions for use in effecting the surrender of the Certificates in exchange for its respective portion of the Aggregate Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Acquiror, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefore a Promissory Note representing such holder’s respective portion of the Aggregate Merger Consideration as provided in Section 2.6 (which Acquiror shall mail promptly and in any event no later than 10 calendar days after receipt of such required documentation), and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that prior to the Effective Time represented shares of Target Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the right to receive a Promissory Note in the principal amount equal to the portion of the Aggregate Merger Consideration into which such shares of Target Capital Stock shall have been so converted in accordance with Section 2.6.

(c) Transfers of Ownership. At the Effective Time, the stock transfer books of Target shall be closed, and there shall be no further registration of transfers of Target Capital Stock thereafter on the records of Target.

(d) No Liability. Notwithstanding anything to the contrary in this Section 2.7, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e) Dissenting Shares. The provisions of this Section 2.7 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Acquiror under this Section 2.7 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the portion of the Aggregate Merger Consideration to which such holder is entitled pursuant to Section 2.6 hereof.

2.8 No Further Ownership Rights in Target Capital Stock. The portion of the Aggregate Merger Consideration delivered upon the surrender for exchange of shares of Target Capital Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Target Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Target Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.

2.9 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof such portion of the Aggregate Merger Consideration as may be required pursuant to Section 2.6; provided, however, that Acquiror may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to enter into an agreement to provide for indemnity against any claim that may be made against Acquiror, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.10 Taking of Necessary Action; Further Action. Each of Acquiror, Merger Sub and Target will take all such reasonable and lawful action as may be necessary or desirable in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Target and Merger Sub, the officers and directors of Target and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

3. Representations and Warranties of Target.

Target represents and warrants to Acquiror and Merger Sub that the statements contained in this Section 3 are true and correct, except as disclosed in a document of even date herewith and delivered by Target to Acquiror on the date hereof referring to the representations and warranties in this Agreement (the “Target Disclosure Schedule”). The Target Disclosure Schedule will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 3, and the disclosure in one section may be deemed to qualify another section of the Agreement if it is reasonably clear, upon a reading of such disclosure that the disclosure would be expected to apply to such other section.

3.1 Organization, Standing and Power.

(a) Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Target has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing could reasonably be expected to have a Material Adverse Effect on Target. Target has delivered to Acquiror a true and correct copy of the certificate of incorporation and bylaws of Target, each as amended to date, and each such document is in full force and effect. Target is not in violation of any of the provisions of its certificate of incorporation or bylaws.

(b) Target has no Subsidiaries and does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

3.2 Authority. Target has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. All corporate action on the part of Target, its officers, directors and stockholders necessary for the authorization of this Agreement and the performance of all obligations of Target hereunder has been taken. This Agreement, when executed and delivered, will be a valid and binding obligation of Target enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and (b) general principles of equity that restrict the availability of equitable remedies. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (“Governmental Entity”) is required by or with respect to Target in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (a) the filing of the Certificate of Merger as provided in Section 2.2; and (b)  such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, could not be reasonably expected to have a Material Adverse Effect on Target and could not reasonably be expected to prevent, or materially alter or delay, any of the transactions contemplated by this Agreement.

3.3 Governmental Authorization. Target has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity: (a) pursuant to which Target currently operates or holds any interest in any of its properties; or (b) that is required for the operation of Target’s business or the holding of any such interest and all of such authorizations are in full force and effect except where the failure to obtain or have any such authorizations could not reasonably be expected to have a Material Adverse Effect on Target.

3.4 Financial Statements. Target has delivered to Acquiror its unaudited financial statements (consisting solely of a balance sheet and statement of operations) (collectively, the “Target Financial Statements”)for the fiscal year ended December 31, 2005 and for the seven-month period ended July 31, 2006 (the “Target Balance Sheet Date”). The Target Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) (except that the unaudited financial statements do not contain footnotes and are subject to normal recurring year-end audit adjustments) applied on a consistent basis throughout the periods presented and consistent with each other. The Target Financial Statements fairly present the consolidated financial condition and operating results of Target as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments and the absence of footnotes. Target has maintained a system of internal accounting controls sufficient to provide reasonable assurance that transactions have been executed with management’s authorizations, and transactions have been recorded as necessary to permit preparation of the Target Financial Statements in accordance with GAAP.

3.5 Capital Structure. The authorized capital stock of Target, immediately prior to the Closing, consists of (i) 90,000,000 shares of Target Common Stock, 1,518,820 of which are issued and outstanding, (ii) 4,793,600 shares of Target Class A Common Stock, all of which are issued and outstanding, and (iii) 73,003,511 shares of Preferred Stock, par value $0.01 per share, (x) 6,602,873 of which are designated as Target Series A Preferred Stock, all of which are issued and outstanding, and (y) 66,400,638 of which are designated as Target Series B Preferred Stock, all of which are issued and outstanding. All outstanding shares of Target Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the certificate of incorporation or bylaws of Target or any agreement to which Target is a party or by which it is bound. As of that same date, there were 9,218,253 shares of Target Common Stock reserved for issuance under the Target 2005 Stock Option and Incentive Plan (the “Target Option Plan”), of which 5,461,905 shares were subject to outstanding options and 3,756,348 shares were reserved for future option grants. Except for the rights created pursuant to this Agreement and the rights disclosed in the preceding three sentences, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Target is a party or by which it is bound, obligating Target to issue, deliver, sell, repurchase or redeem or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Target capital stock or obligating Target to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no other contracts, commitments or agreements relating to voting, purchase or sale of Target capital stock (i) between or among Target and any of its stockholders; and (ii) to Target’s knowledge, between or among any of Target’s stockholders.

3.6 Absence of Certain Changes. Since the Target Balance Sheet Date, Target has conducted its business in the ordinary course consistent with past practice and there has not occurred (a)  any acquisition, sale or transfer of any material asset of Target other than in the ordinary course of business and consistent with past practice; (b) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Target or any revaluation by Target of any of its assets; (c) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Target or any direct or indirect redemption, purchase or other acquisition by Target of any of its shares of capital stock; (d) any amendment or change to the certificate of incorporation or bylaws of Target; (e) any increase in or modification of the compensation or benefits payable or to become payable by Target to any of its directors or employees; (f) created, incurred, assumed or guaranteed any indebtedness; or (f) any negotiation or agreement by Target to do any of the things described in the preceding clauses (a) through (f) (other than negotiations with Acquiror and its representatives regarding the transactions contemplated by this Agreement).

3.7 Absence of Undisclosed Liabilities. Target does not have any material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (a) those set forth or adequately provided for in the balance sheet of Target as of the Target Balance Sheet Date (the “Target Balance Sheet”); (b) obligations to perform under the Material Contracts; (c) those incurred in the ordinary course of business since the Target Balance Sheet Date and consistent with past practice; and (d) those incurred in connection with the execution of this Agreement, including, without limitation, the Transaction Costs.

3.8 Litigation. There is no existing private or governmental action, suit, proceeding, claim, arbitration or, to Target’s knowledge, any investigation pending before any Governmental Entity, foreign or domestic, or, to the knowledge of Target, threatened against Target or any of its properties or any of its officers or directors (in their capacities as such). There is no judgment, decree or order against Target, or, to the knowledge of Target, any of its respective directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Target.

3.9 Intellectual Property.

(a) For purposes of this Agreement, “Intellectual Property” means:

(i) all issued patents, reissued or reexamined patents, revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof, regardless of country or formal name (collectively, “Issued Patents”);

(ii) all published or unpublished nonprovisional and provisional patent applications, reexamination proceedings, invention disclosures and records of invention (collectively “Patent Applications” and, with the Issued Patents, the “Patents”);

(iii) all copyrights, copyrightable works and mask work rights, including all rights of authorship, use, publication, reproduction, distribution, performance transformation, moral rights and rights of ownership of copyrightable works and mask works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright and mask work conventions (collectively, “Copyrights”);

(iv) trademarks, registered trademarks, applications for registration of trademarks, service marks, registered service marks, applications for registration of service marks, trade names, registered trade names and applications for registrations of trade names (collectively, “Trademarks”) and domain name registrations;

(v) all technology, ideas, inventions, designs, proprietary information, manufacturing and operating specifications, know-how, formulae, trade secrets, technical data, computer programs, hardware, software and processes; and

(vi) all other intangible assets, properties and rights (whether or not appropriate steps have been taken to protect, under applicable law, such other intangible assets, properties or rights).

(b) Target owns and has good and marketable title to, or possess legally enforceable rights to use, all Intellectual Property used in the business of Target as currently conducted by Target. The Intellectual Property owned by and licensed to Target collectively constitutes all of the Intellectual Property necessary to enable Target to conduct its business as such business is currently being conducted. No current or former officer, director, stockholder, employee, consultant or independent contractor has any right, claim or interest in or with respect to any Target Intellectual Property (as defined in Section 3.10(c) below).

(c) With respect to each item of Intellectual Property used in the business of Target (except “off the shelf” or other software widely available through regular commercial distribution channels on standard terms and conditions, as modified for Target’s operations) (“Target Intellectual Property”), Section 3.9 of the Target Disclosure Schedule sets forth:

(i) a complete and correct list of all Issued Patents and Patent Applications, registered Trademarks, registered service marks, mask works, trade names, registered Copyrights, software owned or licensed, under development or held for use by the Target, and, in the case of software developed by the Target, a product description, the language in which it is written and the type of hardware platform(s) on which it runs; and

(ii) the following agreements relating to Target Intellectual Property: (A) any exclusive licenses of Intellectual Property to or from Target; (B) any agreement by which Target grants any ownership right to any Target Intellectual Property owned by Target; (C) any order relating to Intellectual Property; and (D) agreements pursuant to which any party is granted any rights to access source code.

(d) Section 3.9 of the Target Disclosure Schedule contains an accurate list as of the date of this Agreement of all licenses, sublicenses and other agreements to which Target is a party and pursuant to which Target is authorized to use any Intellectual Property owned by any third party, excluding “off the shelf” or other software widely available through regular commercial distribution channels on standard terms and conditions (“Third Party Intellectual Property”).

(e) To Target’s knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Target Intellectual Property, including any Third Party Intellectual Property, by any third party, including any employee or former employee of Target.

(f) To Target’s knowledge, Target is not in material breach of any license, sublicense or other agreement relating to the Target Intellectual Property or Third Party Intellectual Property. Neither the execution, delivery or performance of this Agreement or any ancillary agreement contemplated hereby nor the consummation of the Merger or any of the transactions contemplated by this Agreement will contravene, conflict with or result in any material limitation on the Acquiror’s right to own or use any Target Intellectual Property, including any Third Party Intellectual Property.

(g) To Target’s knowledge, Target is not infringing, misappropriating or making unlawful use of, or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of any proprietary asset owned or used by any third party. There is no proceeding pending or to Target’s knowledge threatened, nor has any claim or demand been made that challenges the legality, validity, enforceability or ownership of any item of Target Intellectual Property or Third Party Intellectual Property or alleges a claim of infringement of any Patents, Copyrights or Trademarks, or violation of any trade secret or other proprietary right of any third party. Target has not brought a proceeding alleging infringement of Target Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party.

(h) All current and former officers and employees of Target and consultants and independent contractors to Target involved in the development, modification, marketing and servicing of any Target Intellectual Property have executed and delivered to Target an agreement regarding the protection of proprietary information and the assignment to Target of any Intellectual Property arising from services performed for Target by such persons.

(i) Target maintains in connection with its operations, activity, conduct and business on the World Wide Web (“Web”) and any and all other applicable Internet operations, activity, conduct, and business, a written privacy statement or policy governing the collection, maintenance, and use of data and information collected from users of Web sites owned, operated, or maintained by, on behalf of, or for the benefit of the Target in connection with, related to, pursuant to, in the conduct of, or as part its business and operations.

3.10 Interested Party Transactions. Target is not indebted to any director, officer, employee or agent of Target (except for amounts due as salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Target.

3.11 Material Contracts. All Material Contracts of Target are listed in Section 3.11 of the Target Disclosure Schedule. With respect to each Material Contract: (a) the Material Contract is legal, valid, binding and enforceable and in full force and effect with respect to Target, and, to Target’s knowledge, is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, in either case subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; (b) the Material Contract will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Effective Time in accordance with its terms as in effect prior to the Effective Time, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; and (c) neither Target nor, to Target’s knowledge, any other party is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default by Target or, to Target’s knowledge, by any such other party, or permit termination, modification or acceleration, under such Material Contract. “Material Contract” means any contract, agreement or commitment to which Target is a party: (a) with expected receipts or expenditures in excess of $10,000 per year; (b) required to be listed on the Target Disclosure Schedule pursuant to Section 3.9; (c) granting any exclusive rights to any party; (d) evidencing indebtedness for borrowed or loaned money, including guarantees of such indebtedness; (e) obligating Target to make any capital expenditures or sell or lease any of its assets; (f) restricting the Target’s ability to compete with any other person or limiting the lines of business or geographic areas in which Target is allowed to conduct business; (g) all leases, subleases, licenses and other lease agreements, together with all amendments, supplements and nondisturbance agreements pertaining thereto, to which Target is a party and pursuant to which Target leases, subleases or licenses any real or personal property (“Leases”); (h) any agreement under which the consummation of the transactions contemplated by this Agreement requires Target to obtain a consent or deliver a notice; (i) any indemnification agreement to which Target is a party; (j) any barter or off-set agreement to which Target is a party; or (k) that could reasonably be expected to have a Material Adverse Effect on Target if breached by Target or any other party to the agreement in such a manner as would (i) permit any other party to cancel or terminate the same (with or without notice of passage of time); (ii) provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims under that contract) from Target; or (iii) give rise to a right of acceleration of any material obligation or loss of any material benefit under such Material Contract.

3.12 Accounts Receivable. Subject to any reserves set forth therein, the accounts receivable shown on the Target Financial Statements have arisen solely out of bona fide sales and deliveries of goods, performance of services, and other business transactions in the ordinary course of business consistent with past practices in each case with persons other than affiliates.

3.13 Title to Property. Target has good, legally valid and marketable title to all of its properties (including real property, premises, buildings, inheritable building rights, land property, similar rights of use or ownership and any other office space), interests in properties and assets, real and personal, reflected in the Target Balance Sheet or acquired after the Target Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Target Balance Sheet Date in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests therein, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (a) the lien of current taxes not yet due and payable (b) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and are correctly reflected in the agreements or similar documents made available to Acquiror or its counsel; (c) liens securing debt that is reflected on the Target Balance Sheet; and (d) such other mortgages, liens, pledges, charges or encumbrances as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the properties used or owned by Target or on the use of such properties by Target.

3.14 Taxes.

(a) As used in this Agreement, the terms “Tax” and, collectively, “Taxes” mean any and all federal, state and local taxes of any country, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, stamp transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

(b) Target has timely filed all Tax returns (federal, state and local) required by Law to be filed by it (“Returns”). All Taxes shown to be due and payable on such Returns, any assessments imposed, and to Target’s knowledge all other Taxes due and payable by Target on or before the Effective Time, have been paid, are accrued for in the Target Financial Statements or will be paid prior to the time they become delinquent, except those contested by Target in good faith and which are identified on the Target Disclosure Schedule. Target has not been advised (i) that any of its Returns, federal, state or other, have been or are being audited as of the date hereof or (ii) of any deficiency in assessment or proposed judgment to its federal, state or other Taxes. To the knowledge of Target, it has no liability for any Tax to be imposed upon its properties or assets as of the date of this Agreement that is not adequately accrued or provided for. Target has withheld with respect to its employees and other third parties for which it is obligated to make Tax withholdings (and timely paid over (if due prior to the Effective Time) any withheld amounts to the appropriate taxing authority) all federal and state income Taxes, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other Taxes required to be withheld. Target is not, nor has it been at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

3.15 Employee Benefit Plans.

(a) Section 3.15 of the Target Disclosure Schedule contains a complete and accurate list of each plan, program, policy, practice, contract, agreement or other arrangement providing for employment, compensation, retirement, deferred compensation, loans, severance, separation, relocation, repatriation, expatriation, visas, work permits, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, fringe benefits, cafeteria benefits or other benefits, whether written or unwritten, including without limitation each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is or has been sponsored, maintained, contributed to, or required to be contributed to by Target and, with respect to any such plans which are subject to Code Section 401(a), any trade or business (whether or not incorporated) that is or at any relevant time was treated as a single employer with Target within the meaning of Section 414(b), (c), (m) or (o) of the Code, (an “ERISA Affiliate”) for the benefit of any person who performs or who has performed services for Target or with respect to which Target or any ERISA Affiliate has or may have any liability (including without limitation contingent liability) or obligation (collectively, the “Target Employee Plans”). At no time has Target or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). Neither Target nor any ERISA Affiliate has ever sponsored, participated in, or contributed to any pension plan which is subject to Title IV of ERISA or Section 412 of the Code. No Target Employee Plan promises or provides retiree medical or other retiree welfare benefits to any person. Section 3.15 of the Target Disclosure Schedule contains a complete and accurate list of the Target’s employees, job titles or general job description and salary and bonus information.

(b) Documents. Target has furnished or made available to Acquiror true and complete copies of documents embodying each of the Target Employee Plans and related plan documents, including without limitation trust documents, group annuity contracts, plan amendments, insurance policies or contracts, administrative service agreements, summary plan descriptions, annual reports and compliance and nondiscrimination tests, standard COBRA forms and related notices, registration statements and prospectuses and, to the extent still in its possession, any material employee communications relating thereto and the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Target Employee Plan.

(c) Compliance. Target has performed in all material respects all obligations required to be performed by it under each Target Benefit Plan and each Target Benefit Plan has been established and maintained in all material respect in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code. Target has complied in all material respects with the applicable health care continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), except to the extent that such failure to comply could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Target.

(d) Effect of Transaction. The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Target or any ERISA Affiliate to severance benefits or any other payment (including without limitation unemployment compensation, golden parachute, bonus or benefits under any Target Employee Plan), except as expressly provided in this Agreement or as required by applicable law; or (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such employee or service provider. Each Target Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Acquirer or Target other than ordinary administration expenses typically incurred in a termination event.

3.16 Employee Matters. Target is in compliance with all currently applicable laws and regulations respecting terms and conditions of employment except to the extent that such failure to comply could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Target. There are no claims pending, or, to Target’s knowledge, reasonably expected or threatened, against Target under any workers’ compensation or long-term disability plan or policy. Target is not a party to any collective bargaining agreement or other labor union contract, nor does Target know of any activities or proceedings of any labor union to organize its employees.

3.17 Insurance. Target maintains policies of insurance set forth on Section 3.17 of the Target Disclosure Schedule. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums due and payable under all such policies have been paid and Target is otherwise in compliance with the terms of such policies. Target has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

3.18 Compliance With Laws. Target has complied with, is not in violation of and has not received any notices of violation with respect to, any federal state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except where such non-compliance or violation would not reasonably be expected to have a Material Adverse Effect on Target.

3.19 Brokers’ and Finders’ Fee. Except for amounts owed to Updata Capital, Inc., its successors, assigns and affiliates (the “Target Broker”), no broker, finder or investment banker is entitled to brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with the Merger, this Agreement or any transaction contemplated hereby.

3.20 Customers. Section 3.20 of the Target Disclosure Schedule sets forth a complete and accurate list of the names of all of the customers of Target, showing the approximate total billings in United States dollars to each such customer during the last fiscal year and the present year to date. Target has not received any written communication from any customer named on Section 3.20 of the Target Disclosure Schedule of any intention to return, terminate or materially reduce purchases from Target.

3.21 Bank Accounts. Section 3.21 of the Target Disclosure Schedule contains a complete list of all bank, brokerage or similar accounts of Target and the names of all officers or employees who are authorized to make withdrawals therefrom or dispositions thereof.

3.22 Books and Records. Except as set forth in Section 3.22 of the Target Disclosure Schedule, the books and records of Target have been maintained in accordance with generally accepted industry practice.

3.23 Questionable Payments. None of the partners, members, owners, directors, managers, executives, officers, representatives, agents or employees of Target (when acting in such capacity or otherwise on behalf of Target): (i) has used or is using any corporate funds for illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees; (iii) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977; (iv) has established or maintained, or is maintaining, any unlawful or unrecorded fund of corporate monies or other corporate properties; or (v) has made at any time since the date of formation any false or fictitious entries on the books and records of Target; or (vi) has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature using corporate funds or otherwise on behalf of Target.

4. Representations and Warranties of Acquiror and Merger Sub.

Acquiror and Merger Sub represent and warrant to Target that the statements contained in this Section 4 are true and correct.

4.1 Organization, Standing and Power. Each of Acquiror and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the states of Nevada and Delaware, respectively. Acquiror has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing could reasonably be expected to have a Material Adverse Effect on Acquiror.

4.2 Authority. Acquiror and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been, or will have been by the Closing, duly authorized by all necessary corporate action on the part of Acquiror and Merger Sub. This Agreement has been duly executed and delivered by Acquiror and Merger Sub and constitutes the valid and binding obligations of Acquiror and Merger Sub enforceable against Acquiror and Merger Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors’ rights generally, and subject to general principles of equity. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of a material benefit under (a) any provision of the charter or bylaws of Acquiror or Merger Sub; or (b) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquiror or Merger Sub or their properties or assets except in the case of clause (b), for such conflicts, violations, defaults, rights of termination, cancellation or acceleration as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Acquiror. No consent, approval, order or authorization of or registration, declaration or filing with any Governmental Entity is required by or with respect to Acquiror or Merger Sub in connection with the execution and delivery of this Agreement by Acquiror and Merger Sub or the consummation by Acquiror and Merger Sub of the transactions contemplated hereby, except for (a) the filing of the Certificate of Merger as provided in Section 2.2; and (b) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, could not reasonably be expected to have a Material Adverse Effect on Acquiror and could not prevent, materially alter or delay any of the transactions contemplated by this Agreement. Neither the execution and delivery of, nor the payment obligations under any of the Promissory Notes (whether in cash or shares of Acquiror’s capital stock) pursuant to the terms herein and therein will result in any breach of or constitute a default (or an event which with the giving of notice or lapse of time or both could reasonably be expected to become a default) by Acquiror or any Subsidiary of Acquiror under any note, indenture, mortgage, lien, security interest, contract, agreement or obligation to which Acquiror or any Subsidiary of Acquiror is a party or is bound.

4.3 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

4.4 Financial Ability. Acquiror has sufficient funds to consummate the transactions provided for under this Agreement.

4.5 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Acquiror.

4.6 Litigation. Except as disclosed in the SEC Documents or as otherwise would not have a Material Adverse Effect on Acquiror, there is no existing private or governmental action, suit, proceeding, claim, arbitration or, to Acquiror’s knowledge, any investigation pending before any Governmental Entity, foreign or domestic, or, to the knowledge of Acquiror, threatened against Acquiror, Merger Sub or any of their respective properties or any of their respective officers or directors (in their capacities as such). There is no judgment, decree or order against Acquiror or Merger Sub, or, to the knowledge of Acquiror, any of their respective directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Acquiror.

4.7 SEC Documents; Acquiror Financial Statements. Acquiror has furnished or made available to Target true and complete copies of all reports or registration statements filed by it with the U.S. Securities and Exchange Commission (the “SEC”) since January 1, 2004, all in the form so filed (all of the foregoing being collectively referred to herein as the “SEC Documents”). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Act or the Securities Exchange Act of 1934, as amended, as the case may be. The consolidated financial statements of Acquiror, including the notes thereto, included in the SEC Documents (the “Acquiror Financial Statements”) have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by SEC rule) and present fairly, in all material respects, the consolidated financial position of Acquiror at the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). All Indebtedness of Acquiror and its Subsidiaries is disclosed in the SEC Documents. Neither Acquiror nor its Subsidiaries is in material violation of any terms of any Indebtedness.

4.8 Taxes. With respect to Acquiror, since January 1, 2004 and with respect to each Subsidiary of Acquiror, since the date of the acquisition of such Subsidiary by Acquiror: (i) all Tax Returns relating to Acquiror and its Subsidiaries that are required by law to be filed have been duly filed on a timely basis, (ii) to Acquiror’s knowledge, all amounts set forth thereon have been paid in full and all such Tax Returns are correct and complete in all material respects, and (iii) there are no material pending or threatened actions, claims, audits or, to the knowledge of Acquiror, investigations for the assessment or collection of Taxes that relate to the activities or income of Acquiror or its Subsidiaries.

4.9 Capital Structure. As of June 30, 2006, the authorized capital stock of Acquiror consists only of: 150,000,000 shares of Common Stock; and 50,000,000 shares of preferred stock, par value $0.00001 per share; of which 8,863,636 shares of Series D Preferred Stock have been designated (of which 7,045,045 is outstanding). As of the date hereof, there are [     ] shares of Common Stock issued and outstanding; and outstanding options and warrants to purchase [     ] shares of Common Stock and there are no other authorized shares of any class authorized, issued or outstanding. The outstanding warrants to purchase Common Stock include warrants issued in connection with the Acquiror’s senior credit facility entered into on August 2, 2005 (the “Senior Credit Warrants”). Other than the convertible instruments described above or in the SEC Documents, no person has any phantom rights, options, warrants or other equity interest or instrument convertible into any equity interest in Acquiror or otherwise has any right to acquire any equity interest or any instrument convertible into any equity interest in Acquiror. All of the issued and outstanding shares of Acquiror’s capital stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights and were issued in full compliance with applicable state and Federal securities law and any rights of third parties. If the Promissory Notes are converted in connection with their terms, the shares of Common Stock issuable upon such conversion, will be, when issued, duly authorized, validly issued, fully paid, nonassessable, free of preemptive rights and issued in accordance with applicable state and Federal securities laws and any rights of third parties, free and clear of all liens or encumbrances. Other than as set forth in the SEC Documents, Acquiror is not a party to any voting agreements, buy-sell agreements, options or rights of first purchase agreements, registration rights agreements or other agreement of any kind among Acquiror and any of the security holders of Acquiror relating to the securities of Acquiror held by them. The issuance of the Promissory Notes hereunder will not obligate Acquiror to issue shares or other securities to any other Person (other than the Target stockholders).

4.10 Undisclosed Liabilities. Acquiror and its Subsidiaries do not have any liabilities or obligations except (i) liabilities which are reflected and properly reserved against in the most recent balance sheet included in the SEC Documents, (ii) liabilities incurred in the ordinary course of Acquiror’s and its Subsidiaries’ business since the date of such balance sheet, (iii) liabilities arising under any of the contracts, arrangements, licenses, leases, understandings, purchase orders, invoices or other agreements to which Acquiror or any of its Subsidiaries are a party, whether written, oral, established through course of dealing or otherwise, or (iv) liabilities which are not required to be reflected on a balance sheet prepared in accordance with GAAP.

4.11 Internal Controls. Acquiror and its Subsidiaries currently conduct their business in compliance in all material respects with all laws and regulations applicable to the conduct of their respective business, including the Sarbanes-Oxley Act of 2002, to the extent applicable to Acquiror.

5. Additional Agreements.

5.1 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense. Except for the fees and expenses payable to (a) the Target Broker pursuant to the issuance of the Target Broker Promissory Note and (b) DLA Piper Rudnick Gray Cary US LLP, counsel for Target, in an aggregate amount not to exceed $45,000 (collectively, the “Transaction Costs”), Target shall have paid all transaction fees and expenses to any financial, legal or other advisor relating to the Merger.

5.2 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

5.3 Indemnification Relating to Target Officers and Directors.

(a) From the Effective Time until the third anniversary of the Effective Time (or, in the case of matters occurring prior to the Effective Time which have not been resolved prior to the third anniversary of the Effective Time, until such matters are finally resolved, the “D&O Insurance Period”), Acquiror shall cause the Surviving Corporation to fulfill and honor all obligations of Target relating to the limitation of liability and indemnification of officers and directors pursuant to Target’s certificate of incorporation and bylaws, as each are in effect immediately prior to the Effective Time, or pursuant to any existing indemnification agreements, and pay all amounts due and payable under such provisions.

(b) Acquiror shall cause to be maintained in effect for the D&O Insurance Period (the “Tail Insurance”) the current policies of directors’ and officers’ liability insurance currently maintained by Target; provided, however, that the Acquiror may substitute therefor policies of comparable coverage (including, without limitation, coverage under Acquiror’s existing polices of directors’ and officers’ liability insurance); provided, further, that in no event shall Acquiror be required to expend in excess of the aggregate net amount of $10,000 for the Tail Insurance, and if the cost of such Tail Insurance would exceed the aggregate net amount of $10,000, Acquiror shall purchase the maximum amount of coverage for the D&O Insurance Period as is available for the aggregate net amount of $10,000. If the Tail Insurance cannot be maintained, expires or is terminated or cancelled during such three-year period, Acquiror will use reasonable efforts to replace such coverage for the remainder of such period on terms and conditions substantially similar to the existing directors’ and officers’ insurance and indemnification policy; provided, however, that in no event shall the Parent be required to expend in excess of the aggregate net amount of $10,000 to replace the Tail Insurance, and if the expense of replacing such Tail Insurance would exceed the aggregate net amount of $10,000, Acquiror shall purchase the maximum amount of coverage for the D&O Insurance Period as is available for the aggregate net amount of $50,000. The provisions of this Section 5.3(b) are intended to be for the benefit of, and will be enforceable by, the individuals who were directors and officers of Target immediately prior to the Effective Time. Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section 5.3 shall survive the Expiration Date in accordance with their terms.

5.4 Employee Matters.

(a) Acquiror will honor and pay or cause Target to pay all amounts when due under all existing employment, severance, retention and bonus agreements of Target currently in effect, including, without limitation, the Retention Payments described in Section 5.3(b). For all purposes (including, without limitation, eligibility, vesting, and benefit accrual) under the employee benefit plans of Acquiror and its Subsidiaries providing benefits to former employees of Target or the Surviving Corporation after the Effective Time (the “Target Employees”), each such Target Employee shall be credited with his or her years of service with Target, as applicable, before the Effective Time, to the same extent as such Target Employee was entitled, before the Effective Time, to credit for such service under any similar Target Employee Plan, except for purposes of benefit accrual under defined benefit pension plans, if any.

(b) Promptly following the Closing (but in any event, within 10 days thereafter), Acquiror will honor and pay or cause Target to pay to each of the individuals listed on Exhibit E attached hereto under the heading “Eligible Employees” (collectively, the “Eligible Employees”) the amount set forth opposite such Eligible Employee’s name on Exhibit E attached hereto (each amount, an “Retention Payment”) as determined in accordance with those certain letter agreements delivered to each of the Eligible Employees pursuant which such Eligible Employees were granted the right to receive their respective Retention Payments. Each of the Retention Payments shall be paid to such Eligible Employees in U.S. dollars in cash, by check or other immediately available funds.

(c) Effective as of the Closing Date, Target’s employees shall cease to participate in Target’s existing 401(k) Plan (“Target 401(k) Plan”), and on or as soon as administratively practicable following the Closing Date, Acquiror shall provide to the Target Employees either the right to participate in a 401(k) plan offered by Acquiror to its employees or to employees of other companies affiliated with Acquiror or shall establish a new 401(k) plan for the Target Employees (any such 401(k) plan is referred to as “Acquiror’s 401(k) Plan”). As soon as is reasonably practicable following the Closing Date, the trustee of the Target 401(k) Plan shall transfer account balances related to the Target Employees (including any outstanding loans) from the Target 401(k) Plan to the Acquiror 401(k) Plan in accordance with the requirements of Sections 411(d)(6) and 414(l) of the Code. Such transfer shall be made in cash, except that any promissory notes evidencing participant loans shall be transferred in kind. The parties hereto shall use commercially reasonable efforts to effect such transfer of assets in a timely manner. Until such transfer is accomplished, the trustee(s) of the Target 401(k) Plan shall suspend any default on any loan from the Target 401(k) Plan to any Target Employee prior to the Effective Time.

5.5 Target Broker Promissory Note At the Closing, Acquiror shall deliver to Target Broker a promissory note in the form of Exhibit F attached hereto (the “Target Broker Promissory Note”). The Target Broker Promissory Note shall be in the original principal amount of $110,000 which shall be due and payable by Acquiror to Target Broker in full on February 15, 2007 and which shall bear interest at a fixed rate equal to the prime rate determined as of the date of the Closing.

5.6 Confidentiality Prior to the Effective Date, each party shall hold in strict confidence, and shall use its commercially reasonable efforts to cause all of its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, “Representatives”) to hold in strict confidence, unless compelled to disclose by judicial or administrative process, or by other requirements of law, all confidential information concerning the other party which it has obtained from the other party or its Representatives in connection with the Merger and this Agreement, and the receiving party shall not use or disclose to others, or permit the use of or disclosure of, any such information so obtained, and will not release or disclose such information to any other person, except its Representatives who need to know such information in connection with this Agreement (and who shall be advised of the provisions of this Section 5.6). The foregoing provision shall not apply to any such information to the extent: (i) known by the receiving party prior to the date such information was provided to that party by the other party or its Representatives in connection with the Merger; (ii) made known to the receiving party from a third party not in breach of any confidentiality requirement; or (iii) made public through no fault of the disclosing party or any of its Representatives.

5.7 Announcements. Except as otherwise set forth in the next sentence of this Section 5.7, from and after the date of this Agreement until the Effective Time, each party agrees not to make any public announcement or other disclosure concerning this Agreement or the transactions contemplated herein without obtaining the prior written consent of Acquiror and Target as to form, content and timing except to the extent required by applicable law, in which case the issuing party shall use all reasonable efforts to consult with the other party before issuing any such release or making any such public statement.

5.8 Cooperation on Tax Matters. The Stockholders’ Agent shall prepare and file or cause to be prepared and filed all Tax Returns of Target which are required to be filed before the Closing Date or which are required to be filed after the Closing Date in respect of any pre-Closing Tax period. Acquiror shall have the opportunity to review such Tax Returns and the Stockholders’ Agent shall provide such Tax Returns to Acquiror (for Acquiror’s review and comment) prior to their due date. Acquiror shall prepare and file all other Tax Returns of Target. Acquiror and the Surviving Corporation, on the one hand, and the Stockholders’ Agent, on the other hand, shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns in connection with this Merger and the respective Tax obligations of the parties hereto prior to the Merger, and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Acquiror, the Surviving Corporation, and Stockholders’ Agent shall (i) retain all books and records with respect to Tax matters pertinent to Target relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Acquiror or Stockholders’ Agent, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Entity and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Surviving Corporation or Stockholders’ Agent as the case may be, shall allow the other party to take possession of such books and records. Upon request, Acquiror and Stockholders’ Agent further agree to use their reasonable commercial efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including but not limited to with respect to the transactions contemplated hereby).

6. Closing Deliverables.

6.1 Target Closing Deliverables. For the Closing, Target is herewith presenting to Acquiror the following:

(a) Stockholder Approval. Written consents evidencing the approval of this Agreement and the Merger by the stockholders of Target with the requisite vote under Delaware Law and Target’s certificate of incorporation.

(b) Board Authorizations. Certified copy of resolutions duly adopted by the Board of Directors of Target authorizing this Agreement, the Merger and the transactions contemplated hereby.

(c) Resignation of Officers and Directors. Resignations of the directors and officers of Target in office immediately prior to the date hereof.

(d) Target 401(k) Plan. Resolutions of Target’s board of directors terminating the 401(k) Plan effective as of the date immediately preceding the date hereof and amending the 401(k) Plan, as necessary, to assure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of the 401(k) Plan shall be maintained at the time of the termination.

6.2 Acquiror Closing Deliverables. For the Closing, Acquiror is herewith presenting to Target the following:

(a) Certificate of Payment. A certificate of an executive officer of Acquiror authorizing and instructing payment to:

(i) each Target stockholder’s pro-rata portion of the Aggregate Merger Consideration (based on such Target stockholder’s Share Percentage) by issuance to such stockholder of a Promissory Note as contemplated by Sections 2.6 and 2.7(b) hereof, along with a exhibit setting forth each individual payment;

(ii) each Eligible Employee, the amount of such Eligible Employee’s Retention Payment in accordance with Section 5.4; and

(iii) Target Broker, the Target Broker Promissory Note in accordance with Section 5.5.

(b) Promissory Notes. Copies of the Promissory Notes and the Target Broker Promissory Note being issued and delivered to Target stockholders and the Target Broker, respectively; and

(c) Board Authorizations. Certified copy of resolutions duly adopted by the Board of Directors of Acquiror authorizing this Agreement, the Merger and the transactions contemplated hereby.

7. Indemnification.

7.1 Indemnification.

(a) Survival of Representations, Warranties and Covenants. All representations and warranties made by Target, Acquiror and Merger Sub, herein, or in any certificate, schedule or exhibit delivered pursuant hereto, shall survive the Closing and continue in full force and effect until (i) with respect to the representations and warranties contained in Section 3.1 and Section 4.1 (Organization), Section 3.2 and Section 4.2 (Authority), Section 3.5 (Capital Structure) and Section 3.15 (Employee Benefit Plans), the date of the applicable statute of limitations and (ii) with respect to all other representations and warranties of Target and Acquiror, respectively, in the case of representations and warranties made by (x) Target, that date which is the six (6) month anniversary of the Closing Date and (y) Acquiror, until the full payment and satisfaction of Acquiror’s obligations under the Promissory Notes (collectively, the “Expiration Date”). All covenants and agreements made by the parties hereto shall survive the Closing for the applicable statute of limitations.

(b) Indemnification.

(i) Indemnification by Target Stockholders. Subject to the limitations set forth in this Section 7, the stockholders of Target will severally and not jointly indemnify and hold harmless Acquiror and the Surviving Corporation and their respective officers, directors, agents, attorneys and employees, and each person, if any, who controls or may control Acquiror or the Surviving Corporation within the meaning of the Securities Act (individually an “Acquiror Indemnified Person” and collectively the “Acquiror Indemnified Persons”) from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation, legal fees, (collectively, “Damages”) arising out of any (A) misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by Target in this Agreement, the Target Disclosure Schedule or any exhibit or schedule to this Agreement and (B) any Dissenting Shares Excess Payments; provided, however, that Damages shall be net of any tax benefits and shall not include: (i) any amounts for which any Acquiror Indemnified Person is actually reimbursed under any insurance policy of Target or Acquiror; or (ii) any amounts incurred in connection with investigating or defending any claims that are finally determined not to create any claim for Damages.

(ii) Indemnification by Acquiror. Subject to the limitations set forth in this Section 7, Acquiror will hold harmless Target and the stockholders of Target and their respective officers, directors, agents, attorneys and employees, and each person, if any, who controls or may control Target within the meaning of the Securities Act (individually a “Target Indemnified Person” and collectively the “Target Indemnified Persons”) from and against any Damages arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by Acquiror or Merger Sub in this Agreement, or any exhibit or schedule to this Agreement; provided, however, that Damages shall be net of any tax benefits and shall not include: (i) any amounts for which any Target Indemnified Person is actually reimbursed under any insurance policy of Target; or (ii) any amounts incurred in connection with investigating or defending any claims that are finally determined not to create any claim for Damages.

(c) Limitations.

(i) Except in the case of fraud resulting in a breach of or default under any of the representations, warranties, covenants or agreements given or made in this Agreement, or any agreement contemplated herein or any exhibit or schedule to this Agreement (collectively, “Fraud”), the sole and exclusive remedy of any Acquiror Indemnified Persons for any Damages hereunder or otherwise shall be the right to set-off the amount of Damages against the principal and accrued interest outstanding under the Promissory Notes.

(ii) Except with respect to Target’s Fraud, the amount of any Damages hereunder shall not exceed fifty percent (50%) of the principal amount of the Promissory Note and no Target stockholder shall be liable for any amount hereunder and Acquiror shall not be permitted to set-off against any Target stockholder’s Promissory Note in excess of fifty percent (50%) of the principal amount of such individual’s Promissory Note issued hereunder. No claim for Damages may be made after the Expiration Date.

(iii) Except in cases of Acquiror’s Fraud, any Damages for which Acquiror may become liable hereunder shall be limited solely and exclusively to the Aggregate Merger Consideration and neither Acquiror nor Merger Sub shall be liable for any amount hereunder in excess of the Aggregate Merger Consideration.

(d) Threshold for Claims. No claim for Damages shall be made hereunder unless the aggregate of Damages exceeds $25,000 for which claims are made hereunder by the Acquiror Indemnified Persons or the Target Indemnified Persons, as applicable, in which case the Acquiror Indemnified Person or Target Indemnified Persons, as applicable shall be entitled to seek compensation for all Damages.

(e) Manner of Pursuing Claims. If Acquiror (the “Claim Party”) believes in good faith that it has incurred Damages indemnifiable under this Section 7, such Claim Party shall send to the Stockholders’ Agent (the “Receiving Party”), on or before the Expiration Date a certificate signed by any officer or authorized representative of the Claim Party (an “Officer’s Certificate”) stating that Damages exist with respect to the indemnification obligations of the stockholders of Target, as set forth under this Section 7, and specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, and the nature of the misrepresentation, breach of warranty, covenant or claim to which such item is related. If (i) the Receiving Party shall not object in writing to any claim or claims by Claim Party made in any Officer’s Certificate within thirty (30) days of receipt of such Officer’s Certificate or (ii) the Receiving Party shall agree to such Damages (to which a memorandum setting forth such agreement shall be prepared and signed by Acquiror and Stockholders’ Agent), such amount of Damages, subject to the limitations set forth in this Sections 7, shall constitute “Final Damages” to which Acquiror shall offset the amount of such Final Damages pro-rata (based on each Target stockholder’s Share Percentage) against each Target stockholders’ respective Promissory Note. In case the Receiving Party shall so object in writing to any claim or claims by the Claim Party made in any Officer’s Certificate, the Claim Party shall have thirty (30) days to respond in a written statement to the objection of the Receiving Party. If the Claim Party does not respond in a written statement to such objection within such thirty (30) day period, the Claim Party shall not be able to pursue a claim for Damages to which the Officer’s Certificate was originally sent. If after such thirty (30) day period there remains a dispute as to any claims, the Stockholders’ Agent and Acquiror shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholders’ Agent and Acquiror should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties, and such amount of Damages, subject to the limitations set forth in this Sections 7, shall constitute “Final Damages” to which Acquiror shall offset the amount of such Final Damages pro-rata (based on each Target stockholder’s Share Percentage) against each Target stockholders’ respective Promissory Note.

(f) Exclusive Remedy. Except as otherwise expressly provided in Section 8.9, the indemnity provisions provided for in this Section 7 shall be the exclusive remedies of the parties to this Agreement and their respective officers, directors, members, managers, partners, employees, Affiliates, agents, representatives, successors and assigns for any and all matters, claims, actions or the like, including, but not limited to, for any breach of a representation, warranty, covenant or other agreement contained in this Agreement and such parties shall not be entitled to a rescission of this Agreement or to any further rights (indemnification or otherwise) or claims of any nature whatsoever in respect thereof, all of which the parties hereto, hereby waive. Notwithstanding the foregoing, in addition to and not in lieu of any right or remedy provided in this Agreement, each Target stockholder shall be entitled to the rights and remedies provided in such stockholder’s Promissory Note to enforce the payment and other obligations contained therein.

(g) Dissenting Shares Excess Payments. For purposes of this Agreement, “Dissenting Shares Excess Payments” means any payment in respect of Dissenting Shares in excess of the amount of cash (or the principal amount of the Promissory Note) that would have been payable pursuant to Section 2.6(a) in respect of such shares had they never been Dissenting Shares plus expenses associated with such appraisal rights claims. Dissenting Shares Excess Payments shall constitute “Damages” for purposes of Section 7.

7.2 Resolution of Conflicts and Arbitration.

(a) If no agreement regarding a dispute relating to this Agreement can be reached after good faith negotiation between the parties, either Acquiror or the Stockholders’ Agent may, by written notice to the other, demand arbitration of the matter unless the amount of the Damages is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator. Acquiror and the Stockholders’ Agent shall agree on the arbitrator, provided that if Acquiror and the Stockholders’ Agent cannot agree on such arbitrator, either Acquiror or Stockholders’ Agent can request that Judicial Arbitration and Mediation Services (“JAMS”) select the arbitrator. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a court of competent law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator shall be written, shall be in accordance with applicable law and with this Agreement, and shall be supported by written findings of fact and conclusion of law that shall set forth the basis for the decision of the arbitrator. The decision of the arbitrator as to the validity and amount of any indemnification claim brought hereunder shall be binding and conclusive upon the parties to this Agreement, and such amount of Damages set forth in the decision, subject to the limitations set forth in this Section 7, shall constitute “Final Damages” to which Acquiror shall offset the amount of such Final Damages pro-rata (based on each Target stockholder’s Share Percentage) against each Target stockholders’ respective Promissory Note.

(b) Judgment; Fees and Costs of Arbitration. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration shall be held in Suffolk County, Massachusetts under the commercial rules then in effect of JAMS. The non-prevailing party to an arbitration shall pay its own expenses, the fees of the arbitrator, any administrative fee of JAMS, and the expenses, including attorneys’ fees and costs, reasonably incurred by the other party to the arbitration. For purposes of this Section 7.2(a), in any arbitration hereunder in which any claim or the amount thereof is at issue, the party seeking indemnification shall be deemed to be the non-prevailing party unless the arbitrators award the party seeking indemnification more than one-half (1/2) of the amount in dispute, plus any amounts not in dispute; otherwise, the person against whom indemnification is sought shall be deemed to be the non-prevailing party.

7.3 Stockholders’ Agent.

(a) Appointment of the Stockholders’ Agent. Sierra Ventures shall be constituted and appointed as agent for and on behalf of the Target stockholders to give and receive notices and communications, to authorize reduction of amounts due under the Promissory Notes in satisfaction of claims by Acquiror, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in his judgment for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Promissory Notes from time to time upon not less than 10 days’ prior written notice to Acquiror. No bond shall be required of the Stockholders’ Agent, and the Stockholders’ Agent shall receive no compensation for his services. Notices or communications to or from the Stockholders’ Agent shall constitute notice to or from each of the Target stockholders.

(b) No Liability. The Stockholders’ Agent shall not be liable for any act done or omitted hereunder as Stockholders’ Agent while acting in good faith and in the exercise of reasonable judgment and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Target stockholders shall severally indemnify and hold the Stockholders’ Agent harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders’ Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.

(c) Access to Information. The Stockholders’ Agent shall have reasonable access to information about Target and Acquiror and the reasonable assistance of Target’s and Acquiror’s officers and employees for purposes of performing his duties and exercising his rights hereunder, provided that the Stockholders’ Agent shall treat confidentially and not disclose any nonpublic information from or about Target or Acquiror to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

(d) Conflict of Interest. Acquiror acknowledges that the Stockholders’ Agent may have a conflict of interest with respect to his duties as Stockholders’ Agent, and in such regard the Stockholders’ Agent has informed Acquiror that he will act in the best interests of the Target stockholders.

7.4 Actions of the Stockholders’ Agent. A decision, act, consent or instruction of the Stockholders’ Agent shall constitute a decision of all Target stockholders with respect to the matters within the scope of this Section 7 and shall be final, binding and conclusive upon each such Target stockholder, and the Acquiror may rely upon any decision, act, consent or instruction of the Stockholders’ Agent as being the decision, act, consent or instruction of each and every such Target stockholder.

7.5 Third-Party Claims. In the event any Acquiror or the Stockholders’ Agent (the “Indemnified Person”) becomes aware of a third-party claim which such Indemnified Person believes may result in indemnification under this Agreement, the Indemnified Person shall notify the Stockholders’ Agent or the Acquiror, as the case may be (the “Indemnifying Person”), of such claim, and the Indemnifying Person shall be entitled, at the expense of the Indemnifying Person (which expenses, in cases where the Target’s stockholders are the indemnifying party, shall be reimbursed pro-rata (based on such Target stockholder’s Share Percentage) out of each Target stockholders’ Promissory Notes), to participate in any defense of such claim with the consent of the Indemnified Party which shall not be unreasonably withheld; provided, however, that the Indemnified Party shall not settle any such claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. In the event that the Stockholders’ Agent is the Indemnifying Party and has consented to any such settlement, the Stockholders’ Agent shall not object to the amount of any claim by Acquiror against the Promissory Notes for indemnity in accordance with the provisions and limitations of this Section 7 with respect to such settlement.

8. General Provisions.

8.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (i) upon receipt if delivered personally; (ii) three (3) business days after being mailed by registered or certified mail, postage prepaid, return receipt requested; (iii) one (1) business day after it is sent by commercial overnight courier service; or (iv) upon transmission if sent via facsimile with confirmation of receipt to the parties at the following address (or at such other address for a party as shall be specified upon like notice):

(a) if to Acquiror or Merger Sub, to:

HALO Technology Holdings, Inc. 200 Railroad Avenue, 3rd Floor Greenwich, CT 06830 Fax:
Tel:

(b) if to Target to:

Tenebril Inc. 75 Federal Street, Suite 650 Boston, MA 2110 Attn: Rich Forcier Fax: (617) 249-2094 Tel:

with a copy to:

DLA Piper Rudnick Gray Cary LLP 1775 Wiehle Avenue, Suite 400 Reston, VA 20190 Attention: Jason C. Reis, Esq. Fax: (703) 773-4017 Tel: (703) 773-5017

following the Closing, to Stockholders’ Agent:
Sierra Ventures c/o Steven P. Williams, Manager 2884 Sand Hill Road, Suite 100 Menlo Park, CA 94025 Fax: (650) 854-5593 Tel: (650) 854-1000

8.2 Definitions. In this Agreement any reference to any event, change, condition or effect being “material” with respect to any entity or group of entities means any material event, change, condition or effect related to the financial condition, properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity or group of entities. In this Agreement any reference to a “Material Adverse Effect” with respect to any entity or group of entities means any event, change or effect that is materially adverse to the financial condition, properties, assets, liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole. In this Agreement any reference to a party’s “knowledge” means such party’s actual knowledge. In this Agreement, an entity shall be deemed to be a “Subsidiary” of a party if such party directly or indirectly owns, beneficially or of record, at least 50% of the outstanding equity or financial interests of such entity. In this Agreement, “person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, business organization or Governmental Entity. In this Agreement, “Indebtedness” means, with respect to any Person, any liability or obligation (i) for borrowed money, other than trade payables incurred in the ordinary course of business, (ii) evidenced by bonds, debentures, notes, or other similar instruments, (iii) in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto), except letters of credit or other similar instruments issued to secure payment of trade payables arising in the ordinary course of business consistent with past practices, (iv) to pay the deferred purchase price of property or services, except trade payables arising in the ordinary course of business consistent with past practices, (v) as lessee under capitalized leases, (vi) secured by a lien on any asset of such Person or a Subsidiary of such Person, whether or not such obligation is assumed by such Person or such Subsidiary.

8.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

8.4 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits and schedules hereto, including the Target Disclosure Schedule: (a) together constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) are not intended to confer upon any other person any rights or remedies hereunder and shall not be assigned by operation of law or otherwise without the written consent of the other party.

8.5 Severability. In the event that any provision of this Agreement, or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.6 Damages. In no event shall any Target stockholder or any party hereto be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages or lost profits.

8.7 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to the conflicts of law principles thereof.

8.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.9 Enforcement. Each of the parties hereto agrees that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal or state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any transaction contemplated by this Agreement.

8.10 Amendment; Waiver. Any amendment or waiver of any of the terms or conditions of this Agreement must be in writing and must be duly executed by or on behalf of the party to be charged with such waiver. The failure of a party to exercise any of its rights hereunder or to insist upon strict adherence to any term or condition hereof on any one occasion shall not be construed as a waiver or deprive that party of the right thereafter to insist upon strict adherence to the terms and conditions of this Agreement at a later date. Further, no waiver of any of the terms and conditions of this Agreement shall be deemed to or shall constitute a waiver of any other term of condition hereof (whether or not similar).

8.11 No Third Party Beneficiary Rights. Except as otherwise provided in Section 5.3, no provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, partner of any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof shall be solely between the parties to this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, Target, Acquiror, Merger Sub and Stockholders’ Agent have caused this Agreement to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

TARGET:

TENEBRIL, INC. By: Christian Carrillo Name: Christian Carrillo Title: President and Chief Technology Officer

ACQUIROR:

HALO TECHNOLOGY HOLDINGS, INC. By: Ernest C. Mysogland

Name: Ernest C. Mysogland Title: EVP

MERGER SUB:
TENEBRIL ACQUISITION SUB, INC.

By: Ernest C. Mysogland

Name: Ernest C. Mysogland Title: EVP

STOCKHOLDERS’ AGENT:

SIERRA VENTURES By:

Name:
Title: